U.S. Bank National Association
2121 Cliff Drive, #205
Eagan, MN 55122
Attention: WMLT Series 2007-A
Re: Annual Compliance Statement for WMLT 2007-A
In connection with the loans serviced by SunTrust Mortgage, Inc. (the "Company") pursuant to the
Company's Servicing Agreement(s)/Purchase and Sale Agreement(s) with Wachovia Bank, National
Association and any applicable Reconstitution Agreement(s) (together, the "Transaction Agreements"), I, the undersigned officer, hereby certify the following as of December 31, 2007:
(i)
The Company conducted a review of its activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Transaction Agreements during such period has been made under my supervision; and
(ii)
To the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Transaction Agreements in all material respects throughout such calendar year (or applicable portion thereof), except as follows:
SunTrust Mortgage did not maintain the required fidelity bond coverage amount in accordance with Sec.229.1122(d)(i)(iv) at all times during 2007. The Company maintained fidelity bond coverage in the amount of $150MM throughout calendar year 2007, which was determined to be insufficient according to applicable FNMA transaction agreement terms. This deficiency was an issue for limited portions of the year and resulted from an increase in the volume of the servicing portfolio. SunTrust Mortgage has requested a waiver from FNMA stating this coverage amount is adequate without regard for the size of the residential servicing portfolio, subject to an annual FNMA review. FNMA has verbally agreed to this request, and SunTrust
Mortgage is working to formalize this agreement.

IN WITNESS WHEREOF, I do hereby certify the foregoing as of the date hereof.

/s/ John R. Purcell, Jr
John R. Purcell, Jr.
Senior Vice President Manager, Servicing Division
Date: March 12, 2008